Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE
July 29, 2011	Contact: Michael M. Larsen
Vice President and CFO
(610) 249-2002
JOHN D. CRAIG JOINS GARDNER DENVER, INC. BOARD OF DIRECTORS
WAYNE, Pa. (July 29, 2011) — Gardner Denver, Inc. (NYSE: GDI) announced today that its Board of Directors appointed Mr. John D. Craig to serve as an independent director of the company, effective November 2011 concurrent with the retirement of Mr. Frank J. Hansen. Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer, stated, “We are very pleased to have John join the Board of Directors. He brings a wealth of leadership and management expertise that has been accumulated during his distinguished career and his operational principles mirror those of the Gardner Denver Way.”
Mr. Craig is the Chairman of the Board of Directors, President and Chief Executive Officer of EnerSys, a publicly held manufacturer of industrial batteries and associated stored energy solutions and services. Mr. Craig joined EnerSys’ predecessor company, Yuasa, Inc., in 1994 and has held a series of senior management positions of increasing responsibility, including President and Chief Operating Officer, a position he held from 1998 to 2000 when he was promoted to his current position. Mr. Craig earned his Bachelor’s degree from Western Michigan University and a Master’s Degree in Electronics Engineering Technology from Arizona State University.
Gardner Denver, Inc., with 2010 revenues of approximately $1.9 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).